UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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1st Source Corporation
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Notice of Annual Meeting of Shareholders and Proxy Statement

To the Shareholders of 1st Source Corporation:

The Annual Meeting of Shareholders of 1st Source Corporation will be held at the 1st Source Center, 4th Floor Boardroom, 100 North Michigan Street, South Bend, Indiana 46601, on April 26, 2007, at 10:00 a.m. local time, for the purpose of considering and voting upon the following matters:

1.ELECTION OF DIRECTORS. Election of one director for a term expiring in 2008 and four directors for terms expiring in 2010.

2. OTHER BUSINESS. Such other matters as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on February 20, 2007 are entitled to vote at the meeting.

By Order of the Board of Directors,

John B. Griffith
Secretary

South Bend, Indiana
March 16, 2007

Please date and sign the enclosed form of Proxy and return it promptly in the enclosed envelope. If you do attend the meeting, you may, nevertheless, vote in person and revoke a previously submitted proxy.

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1st SOURCE CORPORATION

P.O. Box 1602 • South Bend, Indiana 46634

Proxy Statement

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Shareholders of 1st Source Corporation (“1st Source”), to be held on April 26, 2007, at 10:00 a.m. local time, at the 1st Source Center, 100 North Michigan Street, 4th Floor Boardroom, South Bend, Indiana 46601. Only shareholders of record at the close of business on February 20, 2007, will be eligible to vote at the Annual Meeting. The voting securities of 1st Source consist only of Common Stock, of which 23,248,940 shares were outstanding on the record date. Each shareholder of record on the record date will be entitled to one vote for each share. Cumulative voting is not authorized. The approximate date for making available this Proxy Statement and the form of proxy to shareholders is March 16, 2007. With respect to each matter to be acted upon at the meeting, abstentions on properly executed proxy cards will be counted for determining a quorum at the meeting; however, such abstentions and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will not be counted in calculating voting results on those matters for which the shareholder has abstained or the broker has not voted.

The cost of solicitation of proxies will be borne by 1st Source. In addition to the use of mails, proxies may be solicited through personal interview, telephone, and facsimile by directors, officers and regular employees of 1st Source without additional remuneration therefor.

Revocability

Shareholders may revoke their proxies at any time prior to the meeting by giving written notice to John B. Griffith, Secretary; 1st Source Corporation; Post Office Box 1602; South Bend, Indiana 46634, or by voting in person at the meeting.

Persons making the Solicitation

This solicitation is being made by the Board of Directors of 1st Source.

Voting Securities and Principal Holders Thereof

Beneficial owners of more than 5% of the Common Stock outstanding at February 20, 2007:

Name and Address	Type of Ownership	Amount	% of Class
Ernestine M. Raclin(1)	Direct	226,575	0.97%
100 North Michigan Street	Indirect (2)	6,039,523	25.98%
South Bend, IN 46601	Total	6,266,098	26.95%

Christopher J. Murphy III	Direct	834,195	3.59%
100 North Michigan Street	Indirect (3)	2,241,611	9.64%
South Bend, IN 46601	Total	3,075,806	13.23%

Dimensional Fund Advisors, Inc.	Direct (4)	1,704,234	7.33%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

1st Source Bank as Trustee for the 1st Source	Direct	1,306,832	5.62%
Corporation Employee Stock Ownership and Profit Sharing Plan Trust

(1)Mrs. Raclin is the mother-in-law of Mr. Murphy.

(2)Owned indirectly by Mrs. Raclin who disclaims beneficial ownership thereof. Most of these securities are held in trusts, of which 1st Source Bank is the trustee and has sole voting power. While Mrs. Raclin is an income beneficiary of many of these trusts, the ultimate benefit and ownership will reside in her children and grandchildren.

(3)Owned indirectly by Mr. Murphy who disclaims beneficial ownership thereof. The securities are held by Mr. Murphy’s wife and children, or in trust or limited partnerships for the benefit of his wife and children. Mr. Murphy is not a current income beneficiary of most of the trusts. Due to the structure of various trusts and limited partnerships, 731,839 shares are shown both in Mr. Murphy’s and Mrs. Raclin’s ownership.

(4)As reported in Form 13G filed February 9, 2007, Dimensional Fund Advisors, Inc., in its role as investment advisors for various clients, had sole dispositive and/or voting power of the of shares.

Interest of Certain Persons in Matters to be Acted Upon

The Board of Directors knows of no matters to come before the Annual Meeting other than the matters referred to in this Proxy Statement. However, if any other matters should properly come before the meeting, the persons named in the enclosed proxy intend to vote in accordance with their best judgment. No director, nominee for election as director, nor executive officer of 1st Source has any special interest in any matter to be voted upon other than election to the Board of Directors. Directors, executive officers, and voting trustees have indicated that they intend to vote for all directors as listed in Proposal Number 1.

Proposal Number 1: Election of Directors

The Board of Directors is divided into three (3) groups of directors whose terms expire at different times. At the 2007 Annual Meeting, five (5) directors are to be elected for terms expiring in 2008 or 2010, or until the qualification and election of a successor. Directors will be elected by a plurality of the votes cast.

The following information is submitted for each nominee as well as each director and each non-director executive officer continuing in office. David C. Bowers is a current director at the time of this proxy statement who will not be standing for reelection at the 2007 Annual Meeting as he has attained the mandatory retirement age of 70.

				Beneficial Ownership
				of Equity Securities(1)
			Year in Which
			Directorship	Common	% of
Name	Age	Principal Occupation(3)	Assumed	Stock	Class
		Nominees for Election to the Board of Directors
Term Expiring in April, 2008
Toby S. Wilt	62	Chairman, Christie Cookie Company (gourmet foods);	2002	11,000	*
		President, TSW Investment Company; Director, Outback
		Steakhouse, Inc.; and Director, TLC Vision Corporation
Terms Expiring in April, 2010
John F. Affleck-Graves, Ph.D.	56	Executive Vice President, University of Notre Dame; formerly		-	*
		Vice President and Associate Provost, University of Notre Dame;
		Director, Express-1 Expedited Solutions, Inc. and The Student
		Loan Corporation

Dr. Affleck-Graves holds bachelor’s, master’s and doctoral degrees from the University of Cape Town. He has had a long tenure with the University of Notre Dame including serving as a faculty member and past chairman of the Department of Finance and Business Economics. He has also written widely on a wide variety of topics in finance and investments and served as a business consultant for numerous companies.

				Beneficial Ownership
				of Equity Securities(1)
			Year in Which
			Directorship	Common	% of
Name	Age	Principal Occupation(3)	Assumed	Stock	Class
		Nominees for Election to the Board of Directors (continued)
Terms Expiring in April, 2010
Daniel B. Fitzpatrick	49	Chairman and Chief Executive Officer, Quality Dining, Inc.	1995	23,278	*
		(quick service and casual dining restaurant operator)
Wellington D. Jones III	62	Executive Vice President, 1st Source Corporation, and President	1998	250,530	1.08%
		and Chief Operating Officer, 1st Source Bank
Dane A. Miller, Ph.D.	61	Formerly, President and Chief Executive Officer, Biomet, Inc.	1987	20,684	*
		(medical products and technology)

		Directors Continuing in Office
Terms Expiring in April, 2008
Lawrence E. Hiler	61	Chairman, Hiler Industries (metal castings)	1992	2,382	*
Rex Martin	55	Chairman and Chief Executive Officer, NIBCO, Inc.	1996	3,044	*
		(copper and plastic plumbing parts manufacturer)
Christopher J. Murphy III	60	Chairman of the Board, President, and Chief Executive Officer,	1972	3,075,806 (2)	13.23%
		1st Source Corporation; and Chairman of the Board and
		Chief Executive Officer, 1st Source Bank
Timothy K. Ozark	57	Chairman and Chief Executive Officer,	1999	5,830	*
		Aim Financial Corporation(mezzanine funding and leasing)
Terms Expiring in April, 2009
Terry L. Gerber	66	President and Chief Executive Officer,	2004	11,774	*
		Gerber Manufacturing Company, Inc.(clothing manufacturer)
William P. Johnson	64	Chief Executive Officer, Flying J, LLC (consulting);	1996	19,016	*
		prior thereto, Chief Executive Officer, Goshen Rubber Co. Inc.
		(rubber and plastic parts manufacturer); and Director,
		Coachmen Industries, Inc.
Craig A. Kapson	56	President, Jordan Automotive Group (automotive dealerships)	2004	27,222	*
John T. Phair	57	President, Holladay Properties (real estate development)	2004	35,689	*
Mark D. Schwabero	54	President, Outboard Business Unit, Mercury Marine	2004	3,121	*
		(marine propulsion systems); prior thereto, President
		and Chief Executive Officer, Hendrickson International
		(heavy-duty transportation products)

		Non-Director Executive Officers
Richard Q. Stifel	65	Executive Vice President, Loan		121,041	*
		Services Group and Chief Credit Officer,
		1st Source Bank (since 1992)
Allen R. Qualey	54	President and Chief Operating Officer,		119,009	*
		Specialty Finance Group, 1st Source Bank (since 1997)
John B. Griffith	49	Senior Vice President, General Counsel		17,660	*
		and Secretary, 1st Source Corporation and 1st Source Bank (since 2001)
Larry E. Lentych	60	Senior Vice President, Treasurer and Chief Financial Officer,		84,523	*
		1st Source Corporation and 1st Source Bank (since 1988)
All Directors and Executive Officers as a Group (18 persons)				3,831,609	16.48%

* Represents holdings of less than 1%.
(1)Based on information furnished by the directors and executive officers as of February 20, 2007.
(2)The amounts shown include shares of Common Stock held directly or indirectly in the following amount by the spouse and other family members of the immediate household of Christopher J. Murphy III, who disclaims beneficial ownership of such securities: 2,241,611 shares. Voting authority for 1,043,804 shares owned indirectly by Mr. Murphy is vested in 1st Source Bank as Trustee for various family trusts. Investment authority for those shares is held by 1st Source Bank as Trustee of the underlying trusts.
(3)The principal occupation represents the employment for the last five years for each of the named directors and executive officers. Directorships presently held in other registered corporations are also disclosed.

Directors and officers of 1st Source and their affiliates were customers of and had transactions with 1st Source and its subsidiaries in the ordinary course of business during 2006 and in compliance with applicable federal and state laws and regulations. Additional transactions are expected to take place in the ordinary course of business in the future. All outstanding loans and commitments were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility, or present other unfavorable features. Credit underwriting procedures followed were no less stringent than those for comparable transactions with other borrowers.

1st Source’s Loan Policy requires prior board approval is required for aggregate extensions of credit to executive officers and directors in excess of $500,000, with any interested director abstaining from the vote. Loans to executive officers may not exceed $100,000 except for loans 1) to finance the education of the executive officer’s children, 2) to purchase, construct, maintain or improve a residence owned by the executive officer and secured by a first lien or 3) secured by a perfected security interest in bonds, notes, certificates of indebtedness or other obligations fully guaranteed by the United States, cash or a cash-equivalent. Loans to executive officers are 1) reported to the 1st Source Board at its next regularly scheduled meeting, 2) preceded by the submission of a current, detailed financial statement, and 3) made subject to the condition that the loan will become due if the officer becomes indebted to any other financial institution or financial institutions in an aggregate amount greater than the amount the executive officer may borrow from 1st Source. Finally, within 10 days of the date of the aggregate indebtedness to other financial institutions exceeds $100,000 (excluding first mortgage debt, children’s educational loans and loans secured by the types of collateral described above), an executive must make a written report to the Board.

Mr. Kapson is President and a principal shareholder of Jordan Motors, Inc., an automobile dealership. 1st Source Bank has established an ongoing relationship with Jordan Motors in which Jordan Motors facilitates the purchase of automobiles by car rental companies that are commercial lending customers of the Bank. Where the customer chooses to utilize this arrangement, the purchase price of such vehicles is funded by the Bank as a loan to the customer on customary terms. During 2006, the Bank loaned customers approximately $4.0 million for the purchase of automobiles from Jordan Motors, which amount included service fees paid to Jordan of less than $13,000 in the aggregate. Also during 2006, the Bank purchased vehicles in an aggregate amount of approximately $862,000 from Jordan Motors for lease to various commercial finance customers of the Bank on customary terms. Revenues from all of the foregoing represented less than 0.003% of 2006 revenues of Jordan Motors.

Board Committees and Other Corporate Governance Matters

In January 2004, the Board of Directors adopted Corporate Governance Guidelines to ensure and document the Company’s existing high standards for corporate governance. The Corporate Governance Guidelines are in accordance with the listing standards of the Nasdaq Stock Market and Securities and Exchange Commission rules. The Corporate Governance Guidelines are available on the Company’s website at www.1stsource.com.

Director Independence — The Board assesses each director’s independence in accordance with the Corporate Governance Guidelines. The Corporate Governance Guidelines define an independent director as one who has no relationship to the Company that would interfere with the exercise of independent judgment in carrying out responsibilities as a director of the Company and who is otherwise “independent” under the listing standards of the Nasdaq Stock Market. The Board has determined, after careful review, that each member of the Board is independent as defined in the Company’s Corporate Governance Guidelines, with the exception of Mr. Murphy and Mr. Jones, who are employed by the Company. Accordingly, twelve out of the fourteen current members of the Board are independent directors.

Board Committees — 1st Source and its major subsidiary, 1st Source Bank, share the following permanent committees made up of board members of both organizations. Executive and Governance, Nominating, Audit, and Executive Compensation and Human Resources Committee members are appointed annually after the Annual Meeting of Shareholders.

Committee	Members	Functions	2006 Meetings
Executive and Governance(2)	Christopher J. Murphy III	• Serve as senior committee with oversight responsibility	2
	William P. Johnson(1)	for effective governance of the Company.
	Rex Martin	• Power to act for the Board of Directors between meetings
	Timothy K. Ozark	subject to certain statutory limitations.
	Toby S. Wilt	• Identify and monitor the appropriate structure of the Board.
• Select Board members for committee assignments.

Nominating(2)	William P. Johnson(1)	• Identify, evaluate, recruit and select qualified candidates for	1
	Rex Martin	election, re-election or appointment to the Board
	Timothy K. Ozark	of Directors.
	Toby S. Wilt	• See also “Nominating Committee Information” below.

Audit(2)	David C. Bowers(1)	• Select the Company’s independent registered public accounting firm.	6
	Daniel B. Fitzpatrick	• Review the scope and results of the audits by the internal audit staff
	Terry L. Gerber	and the independent registered public accounting firm.
	Lawrence E. Hiler	• Review the adequacy of the accounting and financial controls
	Dane A. Miller	and presents the results to the Board of Directors with respect
	Timothy K. Ozark	to accounting practices and internal procedures. Also makes
	Mark D. Schwabero	recommendations for improvements in such procedures.
	Toby S. Wilt	• See also “Report of the Audit Committee” below.

Committee	Members	Functions	2006 Meetings
Executive Compensation	Timothy K. Ozark(1)	• Determine compensation for senior management personnel,	2
and Human Resources(2)	William P. Johnson	review the Chief Executive Officer and manage the
	Rex Martin	Company’s stock plans.
	Toby S. Wilt	• Establish wage and benefit policies for the Company and its subsidiaries.
• Review human resource guidelines, policies and procedures.
• See also “Report of the Executive Compensation and Human Resource
Committee” below.

(1)Committee chairman
(2)The charter of the committee is available on the Company’s website at www.1stsource.com.

Meetings of the Board Of Directors and Directors’ Compensation— The Board of Directors held six meetings in 2006. The only incumbent director attending fewer than 75% of the aggregate total meetings of the Board of Directors and all committees of the board of 1st Source on which he served was Dane A. Miller. Directors receive fees in the amount of $16,000 per year, $1,000 per board meeting and $750 per committee meeting attended ($1,000 per Audit Committee meeting attended). Committee chairpersons receive an additional $250 per meeting attended (an additional $750 per Audit Committee meeting attended). Total fees paid in 2006 were $446,500.

Annual Meeting Attendance— Per the Company’s Corporate Governance Guidelines, directors are expected to attend the Annual Meeting of Shareholders. The Chairman of the Board presides at the Annual Meeting, and the Board of Directors holds one of its regular meetings in conjunction with the Annual Meeting of Shareholders. All members of the Board at the time of the Company’s 2006 Annual Meeting of Shareholders attended that meeting except for Rex Martin and John T. Phair.

Code of Ethical Conduct— The Board of Directors has adopted a Code of Ethical Conduct for Financial Managers, which is available on the Company’s website at www.1stsource.com. The Code of Ethical Conduct for Financial Managers constitutes a code of ethics as defined in Section 406(c) of the Sarbanes-Oxley Act of 2002 and applies to the Chief Executive Officer, Chief Financial Officer, Controller and other individuals performing similar accounting or financial reporting functions for the Company.

Shareholder Communications— Communications to the Board of Directors from shareholders are welcomed. All written communications should be directed to the attention of the Chairman of the Executive and Governance Committee. The Chairman of the Executive and Governance Committee shall either (i) relay a shareholder communication to the full Board or an appropriate committee chairman, or (ii) where he feels that the communication is not appropriate to relay, at least provide a copy of the communication and an indication of his proposed disposition to the General Counsel, or another independent director, either of whom may forward the communication to any other directors if he deems it prudent or appropriate to do so. The Chairman of the Executive and Governance Committee shall forward all recommendations for board nominees submitted by shareholders to the Chairman of the Nominating Committee.

Nominating Committee Information

The Board of Directors formed an independent Nominating Committee in January 2004. The charter of the Nominating Committee is available on the Company’s website at www.1stsource.com. All members of the Nominating Committee (see “Board Committees” above) comply with the independence requirements of the Nasdaq Stock Market listing standards.

The purpose of the Nominating Committee is to identify, evaluate, recruit and select qualified candidates for election, re-election, or appointment to the Board. The Nominating Committee may use multiple sources for identifying and evaluating nominees for directors, including referrals from current directors and executive officers and recommendations by shareholders. Candidates recommended by shareholders will be evaluated in the same manner as candidates identified by any other source. In order to give the Nominating Committee adequate time to evaluate recommended director candidates, shareholder recommendations should be submitted in writing at least 120 days prior to the next Annual Meeting to be held on or about April 24, 2008. Nominations should be addressed to the attention of the Chairman, Executive and Governance Committee, c/o 1st Source Corporation.

The Nominating Committee will select new or incumbent nominees or recommend to the Board replacement nominees considering the following criteria:

• Whether the nominee is under the mandatory retirement age of 70;
• Personal qualities and characteristics, accomplishments and reputation in the business community;
• Current knowledge and contacts in the communities or industries in which the Company does business;
• Ability and willingness to commit adequate time to Board and Committee matters;
• The fit of the individual’s skills with those of other directors and potential directors in building a Board that is effective and responsive to the needs of the Company; and
• Diversity of viewpoints, background, experience and other demographics.

Report of the Audit Committee

The Audit Committee oversees 1st Source’s financial reporting process on behalf of the Board of Directors, retains and oversees the Company’s independent registered public accounting firm and approves all audit and non-audit services provided by the independent registered public accounting firm. The Board of Directors has adopted a charter for the Audit Committee to set forth its authority and responsibilities. All of the members of the Committee are independent as defined in the listing standards of the Nasdaq Stock Market and Securities and Exchange Commission rules. The Board has determined that David C. Bowers, Daniel B. Fitzpatrick, Lawrence E. Hiler, Dane A. Miller, Timothy K. Ozark, Mark D. Schwabero, and Toby S. Wilt qualify as audit committee financial experts, as defined by Securities and Exchange Commission guidelines.

The Committee reviewed the audited financial statements in the Annual Report with management. The Committee also reviewed the financial statements with 1st Source’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The Committee also considered with the independent registered public accounting firm the firm’s judgments as to the quality, not just the acceptability, of 1st Source’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence from management and 1st Source, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of nonaudit services provided by the independent registered public accounting firm to 1st Source with the firm’s independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Audit Committee

David C. Bowers, Chairman
Daniel B. Fitzpatrick	Terry L. Gerber
Lawrence E. Hiler	Dane A. Miller
Timothy K. Ozark	Mark D. Schwabero
Toby S. Wilt

Compensation Discussion & Analysis

Compensation Philosophy and Program

The Executive Compensation and Human Resource Committee of the Board of Directors, comprised entirely of independent directors, among other things administers the Company’s executive compensation program. The purpose of the Executive Compensation and Human Resource Committee is described in its charter as follows:

•	To determine compensation for senior management personnel;
•	Review the Chief Executive Officer;
•	Establish wage and benefit policies for the Company;
•	Review general human resources guidelines, policies and procedures; and
•	Oversee the Company’s stock and benefit plans.

In addition, the Executive Compensation and Human Resource Committee generally reviews the recommendations of the Chief Executive Officer with regard to other executive officers and with regard to cash and stock incentives in the Executive Incentive Plan for officers in the Company.

The Company’s compensation philosophy begins with the concept that its executive officers and key employees are all in partnership with each other and that the Company succeeds best when the officers work together in this partnership. The Company believes that executive compensation programs should be designed to attract, retain and motivate executive officers and key employees who will make a valuable contribution to the whole enterprise. The Company accomplishes this through its compensation packages that include cash bonuses and equity compensation that link executive compensation to the Company’s overall performance on both a short-term and long-term basis, thereby aligning the executive’s interests with the interests of the Company’s shareholders.

Components of Compensation

To that end, the Executive Compensation and Human Resource Committee has implemented a compensation program for executive officers that includes the following components:
  Base Salaries: Annual base salary is designed to compensate 1st Source executives for their qualifications, responsibilities and performance. Salaries are administered under the 1st Source Salary Administration Program for all exempt employees. Through this program, positions are rated under direction of the Human Resources Department and placed in a salary range. Annually, management establishes a salary performance grid that sets the range of merit increases that may be given to exempt personnel, including officers, depending on their individual performance and position in the respective salary range (i.e. lower, middle or upper third). The salary performance grid is reviewed, adjusted and approved annually by the Executive Compensation and Human Resource Committee based on market and industry information, including data from

SNL, Watson Wyatt, Crowe Chizek, the Indiana Chamber of Commerce and other publicly available sources. An officer’s annual salary will increase based on his or her position in the salary range and his or her individual performance rating determined through the annual review process. The categories for performance under the Company’s Salary Administration Program are:

o	Substantially and consistently exceeds job requirements;
o	Often exceeds job requirements;
o	Meets and sometimes exceeds job requirements;
o	Meets some job requirements, improvement is required; and
o	Does not meet minimal job requirements.

Generally, management awards salary increases as determined under these guidelines in conformance with the approved salary grid. All of the named executive officers, including the Chief Executive Officer, are eligible to receive annual increases through this Salary Administration process.

•
Annual Executive Incentive Plan Awards: The Company pays incentive compensation under its Executive Incentive Plan to all of the named executive officers. The Executive Incentive Plan bonuses are determined annually following the close of each year.

o
Calculation of Amount of Awards: Each executive is assigned a “partnership level” that is a percentage of the midpoint of the salary range or his or her annual base salary. Based on the executive’s individual performance, an executive may earn between 100% and 300% of their “partnership level” as incentive compensation. The actual amount received by the executive as incentive compensation is based upon the executive’s performance against a set of individual performance goals developed by the executive’s immediate supervisor and the executive early each calendar year. In assessing performance against these performance goals, the Company considers the level of achievement against each objective, and whether significant or unforeseen circumstances altered the expected difficulty of achieving the results. The amount is then adjusted based upon overall corporate performance against its annual profit plan. This “partnership level” percentage rises 2.5% for every 1% the corporation exceeds its profit plan and decreases 2.5% for every 1% the corporation falls short of its profit plan.

o
Method of Payment and Forfeiture: 50% of the Executive Incentive Plan bonus is paid in cash at the time of the award. The other 50% is paid in book value stock that is subject to forfeiture over a five-year period based on the executive remaining with the Company and on the continued financial performance of the Company. The Company believes that this form of equity-based compensation will encourage its executives to make sound business decisions that will grow the Company, strengthen its financial position and discourage decisions designed for short-term gain only. The Company acknowledges that these equity awards could become a significant portion of an individual’s net worth over time. The Company has chosen book value stock as the method of compensation because it is the one value that management of the Company can affect by its collective decisions. The earnings of the Company are either added to the book value per share or are paid out as dividends on all outstanding shares (including book value shares still subject to forfeiture). In this way, the value of the book value shares are protected from fluctuations in the stock market that are unrelated to performance of the Company. The executive generally is required to hold the book value shares until retirement except that seven years after the forfeiture risk has lapsed the executive may sell 50% of these vested book value shares back to the Company at its then book value for specific purposes: purchase of a personal residence or second home, college education tuition, or financial hardship.

•	Five-Year Long-Term Incentive Awards:

o
Calculation of Amount of Awards: The Company further rewards its executives for good long-term actions with the five-year, long-term incentive awards. Every five years, the Company establishes a set of corporate goals. These change from time to time, but usually include a growth goal, a return on equity goal and some credit and operating performance goals. The executive bonuses under this program are calculated based upon a pre-determined mathematical formula that compares the Company’s performance relative to its five-year plan and the executive’s average award over the prior five years. The final bonus amounts are determined by multiplying the result of that calculation by the the executive’s assigned “partnership level” for long-term incentive award purposes.

o
Method of Payment: Under the Executive Incentive Plan, 25% to 50% of the long-term award is paid in cash at the time of the award, with lower cash amounts being paid to more senior executives. The remainder of the long-term award is paid to executives in market value stock, with 10% vesting at the time of the award. The remaining market value stock is subject to forfeiture over a nine-year period based upon the continued growth of the Company.

Chief Executive Officer Performance and Compensation

Mr. Murphy’s compensation includes the same components described above for all executive officers of the Company. In addition, Mr. Murphy participates in the 1998 Performance Compensation Plan that is described below. Mr. Murphy’s performance is evaluated by the Executive Compensation and Human Resources Committee each year against a series of objectives set in the Company’s annual budget plan and in the Company’s long-term strategic plan as approved each year by the Board of Directors.

•
Base Salary: Each year, the Executive Compensation and Human Resources Committee reviews reports by SNL, Watson Wyatt and the National Executive and Senior Management Compensation Survey published by Compensation Data Surveys, Dolan Technologies Corporation, comparing compensation among comparable banks and also proxy statements for many of the companies identified. These reports are used by the Executive Compensation and Human Resources Committee to evaluate Mr. Murphy’s pay package against other pay packages for Chief Executive Officers with similar tenure at peer banks in terms of size and complexity. The Executive Compensation and Human Resources Committee checks comparables to ensure fairness as to aggregate compensation and its components. These are looked at in a general sense. The Executive Compensation and Human Resources Committee applies the salary grid used by the Company for all exempt employees when determining Mr. Murphy’s base salary increase.

•
Base Salary Increases: The Executive Compensation and Human Resources Committee reviewed Mr. Murphy’s salary in February 2005. Under his Employment Agreement, the terms of which are summarized on page 10 of this proxy statement, Mr. Murphy has had a right to receive a minimum annual increase of 5%. In 2003 and 2004, Mr. Murphy waived his right to receive an annual increase of 5% based upon the Company’s performance in 2002 and 2003 and had no increase for either year. In February 2005, the Executive Compensation and Human Resources Committee assessed Mr. Murphy’s performance in dealing with the challenges facing the Company and his leadership efforts and granted him a 5% increase. In February 2006, Mr. Murphy again waived his right to a minimum 5% annual increase, and was evaluated based on the 1st Source Salary Administration Program described above, receiving a 3.7% increase. Mr. Murphy has relieved the company of any obligation for future annual increases. Annually, Mr. Murphy is reviewed on his success in achieving the Company’s business plan and budget for the year with special focus on the Company’s return on equity and absolute earnings. He is also responsible for the overall performance of the Company relative to its operating and strategic plans and for representing it to various constituencies, for its community participation and for ensuring the development of a culture of independence, integrity and long-term success. Based on Mr. Murphy’s 2006 performance and the Company’s performance against its annual profit plan and using the salary performance grid, the Executive Compensation and Human Resources Committee granted Mr. Murphy a 3.2% increase.

•	Annual Executive Incentive Plan Award

o
Calculation of Amount of Award. Mr. Murphy’s base award is calculated based on a “partnership level” of 25% of his base salary. That base bonus is subject to increase or decrease based upon performance of the Company as described above. The Company performed above its plan for the year 2006. Mr. Murphy generally met his qualitative and other quantitative objectives, which included return on assets, return on equity, credit quality and growth objectives, Based upon the formula tied to those objectives, Mr. Murphy was awarded $445,301 for his performance in 2006 under the Executive Incentive Plan.

o
Method of Payment. Consistent with the Executive Incentive Plan, 50% of the award was paid in cash to Mr. Murphy at the time the award was made. The other 50% of Mr. Murphy’s award is determined in book value stock, but paid to Mr. Murphy in cash as the forfeiture period elapses. Mr. Murphy and his family own a substantial amount of Company stock. As shown on page 2 of this proxy statement, Mr. Murphy owns over three million shares of Company stock directly or indirectly and therefore is already significantly invested in the Company. The Executive Compensation and Human Resources Committee believes Mr. Murphy’s interest as an owner are significantly enough aligned with the shareholders that the Executive Incentive Plan’s stock components can be paid in cash as the forfeiture risk lapses.

•	Five-year Long-term Incentive Award:

o
Calculation of Amount of Award: The Company largely achieved its long-term credit quality goals and partially achieved its profitability goals for the five-year period ended December 31, 2005. Based upon the mathematical formula applied to the Company’s performance and the average of Mr. Murphy’s annual incentive award over that five-year period, Mr. Murphy received a bonus of $74,536 in 2006.

o
Method of Payment: Under the Executive Incentive Plan, 32.5% of this award was paid in cash at the time of the award, and the remaining 67.5% will be subject to forfeiture over the next nine years based upon the Company’s performance. During this period, the “at risk” portion of the award is delineated in market value stock but is paid in cash to Mr. Murphy as the forfeiture restriction lapses for the same reason that the Executive Incentive Plan’s annual award is eventually settled in cash.

Mr. Murphy also participates in the 1998 Performance Compensation Plan. This plan was designed so that a program could be available to the Executive Compensation and Human Resources Committee for awarding bonuses that are specifically mathematically-based and qualify for full deduction under the tax rules described below. For officers, bonus awards may approach the $1,000,000 level. This program may be used to replace or supplement the Executive Incentive Plan. Thus far, the Executive Compensation and Human Resources Committee has not deemed it necessary to use this plan for anyone other than Mr. Murphy.

•
1998 Performance Compensation Plan Award: Mr. Murphy was eligible for a cash bonus under the 1998 Performance Compensation Plan based on the Company’s earning goals established by the Executive Compensation and Human Resources Committee at the beginning of 2006. The Executive Compensation and Human Resources Committee determined that these goals were attained. For 2006, the award level was set up to 2.5% of net income, which is the same percentage as the seven previous years. Under the terms of the plan, Mr. Murphy earned a bonus of $500,000, or approximately 1.27% of net income.

Tax Deductibility of Pay

Federal income tax law caps at $1,000,000 the deductible compensation per year for each of the named executive officers in the proxy statement, subject to certain exceptions. In developing and implementing executive compensation policies and programs, the Executive Compensation and Human Resources Committee considers whether particular payments and awards are deductible for federal income tax purposes, along with other relevant factors. Consistent with this policy, the Executive Compensation and Human Resources Committee has taken what it believes to be appropriate steps to maximize the deductibility of executive compensation. It is the general intention of the Executive Compensation and Human Resources Committee to meet the requirements for deductibility. The Executive Compensation and Human Resources Committee will continue to review and monitor the deductibility of compensation.

SUMMARY COMPENSATION TABLE

			Stock	Option	Non-Equity
			Awards	Awards	Incentive Plan	All Other
Name and Principal Position	Year	Salary($)	($) (1)	($)(2)	Compensation($)	Compensation($)(3)	Total
Christopher J. Murphy III	2006	$614,077	$111,015	$-	$722,651	$107,547	$1,555,290
Chairman, President & CEO,
1st Source, and Chairman
& CEO, 1st Source Bank

Larry E. Lentych	2006	207,385	23,367	-	45,847	35,037	311,636
Senior Vice President,
Treasurer and
Chief Financial Officer

Wellington D. Jones III	2006	340,846	50,204	-	97,369	60,392	548,811
Executive Vice President,
1st Source, and President
& COO, 1st Source Bank

John B. Griffith	2006	257,369	34,461	37,632	61,863	32,212	423,537
Senior Vice President,
General Counsel and
Secretary

Richard Q. Stifel	2006	234,332	142,149 (4)	-	52,878	37,254	466,613
Executive Vice President,
Business Banking Group,
1st Source Bank

(1) Amounts included in Stock Awards for 2006 are computed based on the 2006 annual expense that would have been included in 1st Source’s financial statements under SFAS 123R utilizing the modified prospective transition method. These amounts are computed using grant date fair values for each individual grant classified as an equity award under SFAS 123R and settlement date fair values for each individual grant classified as a liability award under SFAS 123R.
(2) Amounts included in Option Awards for 2006 are computed based on the 2006 annual expense included in 1st Source’s financial statements under SFAS 123R utilizing the modified prospective transition method and the grant date fair value for the applicable grant. Valuation assumptions for this grant were included in the weighted average computation of assumptions for 2001 stock option grants in Note H to 1st Source’s 2001 Annual Report.
(3) Amounts included in All Other Compensation for the most recent fiscal year are as follows:

	Company Contributions to Defined	Dividends on			Other Amounts
Name	Contribution Retirement Plans	Stock Awards	Directors’ Fees	Perquisites	of $10,000 or Less	Total
Mr. Murphy	$25,900	$13,381	$16,000	$47,142 (5)(6)	$5,124	$107,547
Mr. Lentych	25,900	6,429	—	*	2,708	35,037
Mr. Jones	25,900	13,807	16,000	*	4,685	60,392
Mr. Griffith	25,900	4,040	—	*	2,272	32,212
Mr. Stifel	25,900	6,486	—	*	4,868	37,254

* Not included - total of perquisites and benefits is less than $10,000

(4) Mr. Stifel turned age 65, which is considered normal retirement age for Executive Incentive Plan purposes, during 2006. Accordingly, for purposes of this table and in accordance with the requirements of SFAS 123R, the entire fair value of stock awards made to him during 2006 ($50,599) and the fair value of stock awards made to him prior to 2006 but unvested as of January 1, 2006 ($90,550) have been included in his Stock Awards amount for 2006. Only the fair value of stock awards made prior to 2006 and that vested for 2006 performance has been included for the other named individuals. Mr. Stifel’s amount is $118,910 higher than it would have been had it been computed on the same basis as the other individuals in the table.
(5) Mr. Murphy’s perquisites included personal usage of the company plane ($34,348), company car mileage and country club dues. These are valued at the incremental cost of the personal usage to the Company. For personal usage of the company plane, the incremental cost is the variable hourly cost.
(6) Mr. Murphy reimbursed the Company $5,000 for other miscellaneous incalculable personal benefits.
(7) There were no bonus awards or changes in pension value and non-qualified deferred compensation earnings for the named executive officers in 2006.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts			Estimated Future Payouts
		Under Equity Incentive Plan			Under Equity Incentive Plan
		“Book Value” Awards (#Shares)			“Market Value” Awards (#Shares)
								Grant Date Fair Value
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	of Stock Awards
Christopher J. Murphy III	2/9/2006		9,040			2,445		$196,498
Larry E. Lentych	2/9/2006		1,566			613		38,705
Wellington D. Jones III	2/9/2006		4,215			1,572		102,282
John B. Griffith	2/9/2006		2,443			618		52,157
Richard Q. Stifel	2/9/2006		2,408			617		51,600

Note: There were no non-equity incentive plan awards with future payouts made during 2006. Also, there were no other stock awards or option awards made during 2006.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

Employment Agreements:

Mr. Murphy, Mr. Lentych, Mr. Jones and Mr. Stifel signed employment agreements in April 1998. Mr. Griffith signed an employment agreement in March 2001. Mr. Murphy’s agreement, including subsequent changes agreed to with the Executive Compensation and Human Resources Committee, provides for a $620,000 base salary at December 31, 2006, with annual increases as the Committee may deem appropriate each year, and cash bonus payments under the Executive Incentive Plan and Long-Term Executive Award Program and the 1998 Performance Compensation Plan.

Under the other four agreements, Mr. Jones, Mr. Lentych, Mr. Stifel and Mr. Griffith receive base salaries of $345,000, $210,000, $238,065 and $260,000, respectively, at December 31, 2006, with annual increases each year as may be determined by 1st Source, and cash and stock bonuses determined under the Executive Incentive Plan and the Long-Term Executive Award Program. The agreements permit gross-up payments necessary to cover possible excise tax payments by the Executives and to reimburse the Executives for legal fees that might be expended in enforcing the agreements’ provisions or contesting tax issues relating to the agreements’ parachute provisions.

Mr. Murphy’s agreement is a five-year agreement which is extended an additional year each year unless either party gives notice not to extend. The agreements for Mr. Jones, Mr. Lentych and Mr. Stifel expire on December 31, 2007. Mr. Griffith’s agreement expires on March 31, 2007. In each case the Executive’s agreement will be extended from year to year thereafter unless either party gives notice not to extend. If an Executive terminates employment because of any adverse change in his status, he will continue to receive his base salary for a period of twelve months after his termination. If an Executive terminates employment within one year of a change in control (which term includes any third party which becomes beneficial owner of 50%, or in the case of Mr. Murphy, 20% or more of the outstanding stock of 1st Source, the election of a majority of new directors in connection with a sale, merger, other business combination or contested Board of Directors election, or any approval of any transaction which results in a disposition of substantially all of the assets of 1st Source), he will receive severance pay in cash equal to 2.99 times his “Annualized Includable Compensation” (as defined under the Internal Revenue Code of 1986, as amended.)

The agreements include restrictive covenants which require, among other things, that the Executives not compete with 1st Source in bank or bank-related services within certain designated counties of Indiana and not divulge confidential information or trade secrets for a twenty-four month period (in the agreement of Mr. Griffith, an unlimited period with respect to confidential information or trade secrets) after termination of employment. In the event of disability, an Executive will receive his base salary for up to one year, in addition to other disability programs in effect for all officers of 1st Source.

Bonus Plan:

Bonuses under 1st Source’s Executive Incentive Plan (EIP) are determined annually following the close of the year. The bonus is calculated based on the officer’s “partnership level” adjusted for the Company’s performance relative to plan and for the individual’s personal performance relative to weighted objectives set by the individual with his or her supervisor at the beginning of the year. For the named executives, the base bonus is calculated at a “partnership level” ranging from 15% to 25% of their salaries. For each 1% that the Company varies from its profit plan for the year, the base bonus is adjusted up or down by 2.5%. Finally, this possible bonus is adjusted by the individual’s performance ranging from 0% to 300% of the possible bonus.

Under the terms of the EIP, 50% of an Executive Incentive Plan bonus is paid in cash at the time of the award. The other 50% is paid in “Book Value” stock which is subject to forfeiture over the succeeding five (5) years. “Book Value” shares may only be sold to 1st Source, and such sale is mandatory in the event of death, retirement, disability or termination of employment. 1st Source may terminate or extend the Plan at any time. The forfeiture lapses ratably for each year the employee remains with the Company and for each year, or period of years, the Company grows its net income by a targeted minimum per year. During this period, the “at risk” portion of the bonus, delineated in book value stock, is transferred to the participant as the forfeiture period lapses. In Mr. Murphy’s case, while determined in book value stock, the award is paid in cash as the forfeiture lapses.

Due to the Company’s performance in 2002, the remaining 20% of the award made in 1997 would be forfeited. In early 2003 Mr. Murphy asked that the forfeiture period for these awards be extended for four (4) years for all members of the Executive Incentive Plan except those most senior officers (including Mr. Murphy and Mr. Jones) of the Corporation with credit and management authority bearing full responsibility for the Company’s performance. The recommendation for the extension was made in an effort to encourage the management team throughout the Company to accelerate their efforts to return 1st Source to its historic earnings levels. This extension was approved by the Board of Directors and the shareholders. The Board and Shareholders also approved extensions of the forfeiture period for the awards made in 1998, 1999, 2000 and 2001 by four (4) years for all members of the Executive Incentive Plan except Mr. Murphy, who forfeited the remaining 20% and 60%, respectively of the 1997 and 1998 award in January 2003 and January 2004 and the remaining 100% of the 1999, 2000 and 2001 awards in January 2005, January 2006 and January 2007, respectively. All other members of the Executive Incentive Plan forfeited the remaining 20% of the 1997 awards in January 2007.

Mr. Murphy was also eligible for a cash bonus under the 1998 Performance Compensation Plan based on goals established at the beginning of 2006. For 2006, the award level set was up to 2.5% of net income, or the same percentage as set for the seven (7) previous years. Based on Mr. Murphy’s performance, Mr. Murphy earned a bonus of approximately 1.27% of net income, or $500,000.

The stock award amounts shown in the Stock Awards column of the Summary Compensation Table represent the 2006 annual expense that would have been included in 1st Source’s financial statements under SFAS 123R using the modified prospective transition method for awards related to periods before 2006. The option award amount shown in the Option Awards column of the Summary Compensation Table represents the expense of the related option award computed in accordance with SFAS 123R for 2006. The amounts shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table represent the annual cash awards under the Plan and the 1998 Performance Compensation Plan award. Estimated future payout amounts for 2006 book value and market value stock awards and the corresponding grant date fair values are shown in the Grants of Plan-Based Awards Table.

Recipients of unvested book value and market value shares granted under the Executive Incentive Plan receive dividends at the same time and in the same amount as all other holders of 1st Source common stock.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
									Equity
									Incentive
			Equity					Equity	Plan
			Incentive					Incentive	Awards:
			Plan Awards:					Plan	Market or
	Number of	Number of	Number of				Market	Awards:	Payout
	Securities	Securities	Securities			Number of	Value of	Number of	Value of
	Underlying	Underlying	Underlying			Shares of	Shares of	Unearned	Unearned
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That	Shares	Shares That
	Options	Options	Unearned	Exercise	Expiration	Have Not	Have Not	That Have	Have Not
Name	Exerciseable	Unexerciseable	Options	Price	Date	Vested (1)	Vested	Not Vested (1)	Vested
Christopher J. Murphy III	133,403	-	-	$28.30	7/21/2008
“Book Value” Shares								18,500	$303,400
“Market Value” Shares						8,588	$275,923

Larry E. Lentych	40,021	-	-	28.30	7/21/2008
“Book Value” Shares								10,800	177,120
“Market Value” Shares						1,519	48,805

Wellington D. Jones III	66,702	-	-	28.30	7/21/2008
“Book Value” Shares								22,926	375,986
“Market Value” Shares						3,834	123,186

John B. Griffith	22,916	4,584	-	20.86	7/2/2011
“Book Value” Shares								6,722	110,241
“Market Value” Shares						1,095	35,182

Richard Q. Stifel	40,021	-	-	28.30	7/21/2008
“Book Value” Shares								11,161	183,040
“Market Value” Shares						1,503	48,291
(1) Vesting dates for these awards are as follows:
	“Book Value” Shares	“Market Value” Shares
Mr. Murphy	12/2006 - 12/2010	12/2006 - 12/2014
Mr. Lentych	12/2006 - 12/2010	12/2006 - 12/2014
Mr. Jones	12/2006 - 12/2010	12/2006 - 12/2014
Mr. Griffith	12/2006 - 12/2010	12/2006 - 12/2014
Mr. Stifel	12/2006 - 12/2010	12/2006 - 12/2014

Note: Shares vesting based on calendar year results (e.g., 12/2006 above generally is based on 2006 results) are not released until financial results are publicly announced early in the following year.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of		Number of “Book	Number of “Market
	Shares Acquired	Value Realized	Value” shares	Value” Shares Acquired	Value Realized
Name	on Exercise	on Exercise	acquired on vesting	on Vesting	on Vesting
Christopher J. Murphy III	-	-	1,011	1,840	$ 57,442
Larry E. Lentych	6,603	$ 84,271	563	392	17,531
Wellington D. Jones III	5,327	38,938	1,117	762	34,416
John B. Griffith	-	-	768	1,206	39,252
Richard Q. Stifel	8,988	134,479	503	298	14,473

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Total
David C. Bowers	$ 41,500	$ 41,500
Daniel B. Fitzpatrick	33,000	33,000
Terry L. Gerber	36,500	36,500
Lawrence E. Hiler	35,500	35,500
William P. Johnson	37,750	37,750
Wellington D. Jones III	See Summary Compensation Table
Craig A. Kapson	35,000	35,000
Rex Martin	33,250	33,250
Dane A. Miller, Ph.D.	27,000	27,000
Christopher J. Murphy III	See Summary Compensation Table
Timothy K. Ozark	39,250	39,250
John T. Phair	31,000	31,000
Mark D. Schwabero	33,000	33,000
Toby S. Wilt	31,750	31,750

Note: There were no stock awards, option awards, non-equity incentive plan compensation, pension or other deferred compensation earnings, or other compensation paid to non-employee directors in 2006

Executive Compensation and Human Resources Committee Report

The Executive Compensation and Human Resources Committee has reviewed and discussed the Compensation Discussion & Analysis section of this proxy statement with management. In reliance on these reviews and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion & Analysis section be included in this proxy statement.

Executive Compensation and Human Resources Committee

Timothy K. Ozark, Chairman
William P. Johnson	Rex Martin
Toby S. Wilt

Compensation Committee Interlocks and Insider Participation

The persons named above were the only persons who served on the Executive Compensation and Human Resources Committee of the Board of Directors during the last fiscal year.

Section 16(a) Beneficial Ownership Reporting Compliance

The Securities Exchange Act of 1934 requires executive officers and directors to file reports of ownership and changes in ownership of 1st Source Corporation stock with the Securities and Exchange Commission and to furnish 1st Source with copies of all reports filed. Based solely on a review of the copies of such reports furnished to 1st Source and written representations from the executive officers and directors that no other reports were required, 1st Source believes that all filing requirements were complied with during the last fiscal year, except that Mr. Gerber filed late one report for one transaction.

Relationship with Independent Registered Public Accounting Firm

The financial statements of 1st Source are audited annually by an independent registered public accounting firm. For the year ended December 31, 2006 and the six (6) preceding years, the audit was performed by Ernst & Young LLP. Fees for professional services provided by Ernst & Young LLP for the last two years were as follows:

	2006(1)	2005
Audit Fees	$519,000	$595,000
Audit-Related Fees	71,720	65,995
Tax Fees	25,000	980
Other Fees	3,000	-
Total	$618,720	$661,975

(1) The amounts shown include fees billed through February 22, 2007. Management and Ernst & Young LLP expect to meet in the near future to determine a final fee for Ernst & Young’s audit and its attestation report on management’s assessment of internal control over financial reporting.

Audit fees included fees associated with the annual audit and the reviews of 1st Source’s quarterly reports on Form 10-Q. Audit-related fees included fees for pension and statutory audits and accounting consultations. Tax fees included review of 1st Source’s federal and state tax returns and tax advice on other federal and state tax issues. Other fees included a subscription to an online accounting reference site.

In 2003 the Audit Committee adopted an Audit and Non-Audit Services Pre-Approval Policy covering services performed by 1st Source’s independent registered public accounting firm. Under this policy the annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, company structure, or other matters. Any other services provided by the independent registered public accounting firm will require specific pre-approval by the Audit Committee unless the type of service has received general pre-approval from the Audit Committee. In addition, a pre-approved type of service will require specific pre-approval if the current year fee level for the type of service will exceed the approved fee level established annually by the Audit Committee. Requests or applications to provide services that require approval by the Audit Committee will be submitted to the Audit Committee by both the independent registered public accounting firm and the Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. All fees paid to the independent registered public accounting firm for their 2006 services were pre-approved by the Audit Committee in accordance with this policy.

Representatives of the firm of Ernst & Young LLP will be available to respond to questions during the Annual Meeting. These representatives have indicated that they do not presently intend to make a statement at the Annual Meeting. 1st Source intends to retain Ernst & Young LLP as its independent registered public accounting firm for the year ending December 31, 2007.

Proposals of Security Holders

Proposals submitted by security holders for presentation at the next Annual Meeting must be submitted in writing to the Secretary, 1st Source Corporation, on or before November 5, 2007.

Additional Information

As to the proposals presented for approval, a plurality of the shares voted is required for approval.

A COPY OF 1ST SOURCE’S MOST RECENT ANNUAL REPORT ON FORM 10-K WILL BE PROVIDED, WITHOUT CHARGE (EXCEPT FOR EXHIBITS), ON WRITTEN REQUEST TO: TREASURER, 1ST SOURCE CORPORATION, POST OFFICE BOX 1602, SOUTH BEND, INDIANA 46634.

A copy of 1st Source’s Annual Report on Form 10-K is furnished herewith to Shareholders for the calendar year ended December 31, 2006, containing financial statements for such year. The financial statements and the Report of Independent Registered Public Accounting Firm are incorporated by reference in this Proxy Statement.

By Order of the Board of Directors,

John B. Griffith
Secretary

South Bend, Indiana
March 16, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Christopher J. Murphy III, Wellington D. Jones III, and John B. Griffith and each of them Proxies; to represent the undersigned, with full power of substitution, at the Annual Meeting of Shareholders of 1st Source Corporation to be held on April 26, 2007 and at any and all adjournments thereof.

1. Election of Directors.
☐FOR all nominees listed below (except as marked to the contrary)
☐WITHHOLD AUTHORITY to vote for all nominees listed below.
INSTRUCTION: to withhold authority to vote for any individual nominee, strike a line through or otherwise strike the nominee’s name in the list below.
Term Expires April, 2008:	Toby S. Wilt
Term Expires April, 2010:	John F. Affleck-Graves, Ph. D.	Daniel B. Fitzpatrick	Wellington D. Jones III	Dane A. Miller, Ph. D.

2. Such Other Business as May Properly be Brought Before the Meeting.
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted for all nominees listed in Proposal 1.

Please sign exactly as shares are registered. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer.
If a partnership, please sign in partnership name by authorized person.

Please mark, sign, date and return the Proxy promptly using the enclosed envelope.

Signature__________________________________________________________

Signature (if held jointly)_______________________________________________

Date_______________________________________________________________